                                                                    EXHIBIT 99.2


                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP

                                DECEMBER 31, 2002

SUPPLEMENTARY INFORMATION REQUIRED PURSUANT TO SECTION 9.4 OF THE PARTNERSHIP AGREEMENT (UNAUDITED)

1.   Statement of Cash Available for Distribution:

                                                                                 Year Ended       Three Months Ended
                                                                             December 31, 2002     December 31, 2002
                                                                             -------------------  --------------------
   Net Income                                                                $        2,191,000   $         1,729,000
             Add:Depreciation and amortization charged to income
                 not affecting cash available for distribution                          185,000                44,000
                 Net proceeds from sale of property                                   2,417,000             2,417,000
            Less:Cash to reserves                                                      (287,000)             (525,000)
                 Gain on sale of property                                            (1,463,000)           (1,463,000)
                                                                             -------------------  --------------------

                 Cash Available for Distribution                             $        3,043,000   $         2,202,000
                                                                             ==================== ====================
                 Distributions allocated to General Partners                 $           67,000   $                 -
                                                                             ==================== ====================
                 Distributions allocated to Limited Partners                 $        2,976,000   $         2,202,000
                                                                             ==================== ====================

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 2002:

           Entity Receiving                                  Form of
             Compensation                                  Compensation                                Amount
     ------------------------------   -------------------------------------------------------    --------------------
     Winthrop
     Management LLC                   Property Management Fees                                   $             3,000

     General Partners                 Interest in Cash Available for Distribution                $                 -

     Affiliates of the
     General Partner                  Interest in Cash Available for Distribution                $           467,000